EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of the Statement on Schedule 13G and any and all further amendments thereto, with respect to the securities of Blackstone Secured Lending Fund, and that this Agreement be included as an Exhibit to such filing. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of July 3, 2023.

Greenwich Venture Capital LLC

By:	/s/ Michael Karp
Name:	Michael Karp
Title:	President

Locust Street Associates GP, LLC

By:	/s/ Michael Karp
Name:	Michael Karp
Title:	Sole Member

Michael Karp

By:	/s/ Michael Karp
Michael Karp